Exhibit 99.1

Contact:	Cathy Engel	FOR IMMEDIATE RELEASE
PECO
2301 Market Street, S14-1
Philadelphia, PA 19103
215-841-4492 or 215-841-5555
catherine.engel@peco-energy.com

PECO Receives PUC OK to Buy Electricity at Best Prices for Customers

and Provide $7 Million Additional Low-Income Help

Enrollment for company’s Early Phase-In option begins in May and also will help customers prepare for the end of rate caps

PHILADELPHIA (April 16, 2009) – PECO’s plan to purchase electricity at the best possible prices for customers and provide $7 million in additional energy efficiency assistance to low-income customers, was approved today by the Pennsylvania Public Utility Commission (PUC). The plan is part of PECO’s comprehensive effort to minimize the impact of the end of rate caps on its customers.

“Although future projected prices have moderated, we know our customers may continue to be concerned about how the end of rate caps will impact their bill,” said Denis O’Brien, president and CEO. “To make this transition as easy as possible, we can now begin purchasing the electricity we need to serve customers beginning Jan. 1, 2011. By taking advantage of current lower wholesale market prices, and other purchasing strategies, we will be able to provide electricity to our customers at the best possible price. Today’s approval also ensures that adequate assistance will be available to our low-income customers who may be struggling.”

Specifically, PECO will begin to buy electricity for its customers in June. The company will buy electricity nine times between June 2009 and the fall of 2012, reducing the risk to customers of purchasing electricity all at one time, when market prices could be higher. PECO’s purchases will include both short-term and long-term contracts, as well as some hourly priced purchases.

The electricity that PECO buys will be available to customers who do not choose to purchase their electricity from a retail energy supplier. As always, PECO will continue to safely deliver reliable electric service to all customers regardless of whether or not they purchase electricity from another supplier.

PECO, which already manages the largest and most comprehensive low-income programs in the state, will also significantly expand those programs as part of this effort. The company will spend an additional $7 million during the next four years on energy efficiency, conservation and weatherization programs to provide increased assistance to low-income customers. This is in addition to the $5.6 million currently spent each year through PECO’s Low Income Usage Reduction Program (LIURP). The company’s Customer Assistance Program (CAP), which provides discounted rates to qualified customers, also will be expanded from four to six rates to provide more targeted assistance.

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PECO PUC Approval Release

Filed for PUC approval in mid-March, the plan was previously agreed to by consumer groups and organizations including the Office of the Consumer Advocate, Office of the Small Business Advocate, the Philadelphia Area Industrial Energy Users Group, the City of Philadelphia, and the Retail Energy Supply Association.

Other programs to help customers manage the transition to market-based rates include options to phase-in any price increase prior to the end of rate caps or defer any price increase beginning Jan. 1, 2011. To prepare now, PECO’s Early Phase-In option gives customers the opportunity to pay into a PECO funded energy savings account beginning in July 2009. Customer payments, plus 6 percent interest paid by PECO, will then be applied to customer bills beginning January 2011 to help offset any price increase. Information, including enrollment details, about the Early Phase-In program will be included in customers’ May bills.

To learn more about these important changes to Pennsylvania’s electricity market visit www.peco.com/KNOW.

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Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 485,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 83.7 billion cubic feet of natural gas and 39.4 billion kilowatt-hours of electricity in 2008. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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